Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

FIRST QUARTER 2015 FINANCIAL RESULTS

•                  Revenues of $327.5 million

•                  Net Loss of $16.6 million or $(0.36) per Diluted Share

•                  Non-GAAP Earnings(1) of $135.0 million or $2.55 per Diluted Share

Silver Spring, MD and Research Triangle Park, NC, April 28, 2015: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the first quarter ended March 31, 2015.

“Our total revenues increased as compared to the prior year and we are continuing to see a growing number of patients being prescribed our pulmonary arterial hypertension (PAH) products,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Co-Chief Executive Officer. “Since its commercial launch last June, Orenitram® is being prescribed to an increasing number of patients and this momentum underscores our belief in the growing clinical support for the use of our orally-administered prostacyclin analogues.”

Key financial highlights include (in thousands, except per share data):

	Three Months Ended March 31,
	2015	2014

Revenues	$327,504	$289,403
Net (loss) income	$(16,641)	$137,524
Non-GAAP earnings(1)	$134,964	$106,210
Net (loss) income, per diluted share	$(0.36)	$2.43
Non-GAAP earnings, per diluted share(1)	$2.55	$1.87

(1)  See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended March 31, 2015

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2015	2014	Change
Cardiopulmonary products:
Remodulin®	$146,281	$136,106	7.5%
Tyvaso®	113,380	107,086	5.9%
Adcirca®	45,370	41,361	9.7%
Orenitram®	20,886	—	100.0%
Other	1,587	4,850	(67.3)%
Total net revenues	$327,504	$289,403	13.2%

Revenues for the quarter ended March 31, 2015 increased by $38.1 million, compared to the same quarter in 2014. The growth in revenues reflects the continued increase in the number of patients being treated with our cardiopulmonary products and the commencement of Orenitram sales in the second quarter of 2014.

Expenses

Research and development expense. The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2015	2014	Change
Project and non-project component:
Cardiopulmonary	$26,894	$28,288	(4.9)%
Share-based compensation expense (benefit)	75,019	(26,574)	382.3%
Other	8,299	10,734	(22.7)%
Total research and development expense	$110,212	$12,448	785.4%

Share-based compensation expense (benefit). The increase in share-based compensation of $101.6 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, resulted principally from a 33 percent increase in the price of our common stock during the quarter ended March 31, 2015, as compared to a 17 percent decrease in the price of our common stock in the same quarter in 2014.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2015	2014	Change
Category:
General and administrative	$37,713	$43,148	(12.6)%
Sales and marketing	23,737	18,923	25.4%
Share-based compensation expense (benefit)	149,890	(31,856)	570.5%
Total selling, general and administrative expense	$211,340	$30,215	599.5%

General and administrative. The decrease in general and administrative expense of $5.4 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, was driven by decreases in professional and consulting fees and grants to non-affiliated, not-for-profit organizations, offset in part by increases in salaries and related expenses.

Sales and marketing. The increase in sales and marketing expenses of $4.8 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, was driven by increases in marketing activities.

Share-based compensation expense (benefit). The increase in share-based compensation of $181.7 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, resulted principally from a 33 percent increase in the price of our common stock during the quarter ended March 31, 2015, as compared to a 17 percent decrease in the price of our common stock in the same quarter in 2014.

Cost of product sales. The table below summarizes cost of product sales by major categories (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2015	2014	Change
Category:
Cost of product sales	$11,156	$32,893	(66.1)%
Share-based compensation expense (benefit)	9,622	(2,293)	519.6%
Total cost of product sales	$20,778	$30,600	(32.1)%

Cost of product sales. The decrease in cost of product sales for the quarter ended March 31, 2015, compared to the same quarter in 2014, was due to the expiration of our royalty payment obligation to GlaxoSmithKline plc in October 2014. During the three months ended March 31, 2014, we paid GlaxoSmithKline plc $20.0 million in royalties.

Share-based compensation expense (benefit). The increase in share-based compensation of $11.9 million for the quarter ended March 31, 2015, compared to the same quarter in 2014, resulted principally from a 33 percent increase in the price of our common stock during the quarter ended March 31, 2015, as compared to a 17 percent decrease in the price of our common stock in the same quarter in 2014.

Income Tax Expense

The provision for income taxes was a $151,000 benefit as a result of the net loss for the quarter ended March 31, 2015, compared to a $75.7 million expense for the same quarter in 2014. Our estimated annual effective tax rates were approximately 38 percent and approximately 35 percent as of March 31, 2015 and March 31, 2014, respectively.  Our 2015 estimated annual effective tax rate increased as of March 31, 2015, primarily due to an increase in the amount of non-deductible compensation expense during 2015, as compared to 2014.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income (loss), adjusted for the following charges, which are presented net of the annual effective income tax rate, as applicable: (1) interest; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation expense (stock option, share tracking award and employee stock purchase plan).

A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended March 31,
	2015	2014
Net (loss) income, as reported	$(16,641)	$137,524
Adjust for the following charges(1):
Interest expense	1,275	2,973
Depreciation and amortization	5,156	4,879
Share-based compensation expense (benefit)	145,174	(39,166)
Non-GAAP earnings	$134,964	$106,210

Non-GAAP earnings per share:
Basic	$2.89	$2.11
Diluted	$2.55	$1.87

Weighted average number of common shares outstanding:
Basic	46,707	50,402
Diluted	53,015	56,657

(1)     Non-GAAP earnings adjustments are presented net of the impact of our estimated effective income tax rates of approximately 38% and approximately 35% for the three-months ended March 31, 2015 and 2014, respectively. We changed the presentation of our non-GAAP earnings this quarter to consider the impact of our estimated effective income tax rates, which was not reflected in the prior year.

Conference Call

We will host a half-hour teleconference on Tuesday, April 28, 2015, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 28256741.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the continued growth of patients being prescribed our products, including Orenitram. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of April 28, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Orenitram, Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Revenues:
Net product sales	$325,917	$284,553
Other	1,587	4,850
Total revenues	327,504	289,403
Operating expenses:
Research and development	110,212	12,448
Selling, general and administrative	211,340	30,215
Cost of product sales	20,778	30,600
Total operating expenses	342,330	73,263
Operating (loss) income	(14,826)	216,140
Other (expense) income:
Interest expense	(2,059)	(4,610)
Other, net	93	1,686
Total other expense, net	(1,966)	(2,924)
(Loss) income before income taxes	(16,792)	213,216
Income tax benefit (expense)	151	(75,692)
Net (loss) income	$(16,641)	$137,524
Net (loss) income per common share:
Basic	$(0.36)	$2.73
Diluted	$(0.36)	$2.43
Weighted average number of common shares outstanding:
Basic	46,707	50,402
Diluted	46,707	56,657

SELECTED CONSOLIDATED BALANCE SHEET DATA

March 31, 2015

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts)	$767,950
Total assets	1,894,614
Total liabilities and temporary equity	802,991
Total stockholders’ equity	1,091,623